EXHIBIT 99.1

PRESS RELEASE

ESCALADE REPORTS INCREASE IN THIRD QUARTER EARNINGS

Evansville, IN (October 26, 2007) Escalade, Incorporated (NASDAQ: ESCA) announced that net income for the third quarter of 2007 increased 4.6% compared to the same period last year while revenues for the third quarter declined 7.5%. The Company reported earnings per share for the third quarter of $.24 per share compared to $.23 per share for the same period last year. Net income for the nine months ended October 6, 2007 increased 12.9% compared to the same period last year while revenues declined 1.8%. Earnings per share for the first nine months of 2007 were $0.51 compared to $0.45 per share for the same period last year.

Revenues from the Sporting Goods business segment declined 8.8% in the third quarter of 2007 compared to the same period last year, principally due to continued industry-wide erosion in consumer demand for soccer and hockey game tables sold through the mass retail channel. Sales for the nine months ended October 6, 2007 were down 2.9% compared to the same period last year. Sales to mass market retail customers were down 11.2% and 11.6% for the quarter and nine months ended October 6, 2007, respectively. The Company continues to maintain strong relationships with its mass retail customers. However, declining demand for game tables is expected to continue, resulting in lower sales to the Company’s mass retail customers. The Company continues to execute its strategy of diversifying product offerings and expanding its presence in sporting goods specialty retailers and dealers. Sales to the specialty/dealer channel increased 10.2% and 20.7% for the quarter and nine months ended October 6, 2007, respectively, compared to last year. As of October 6, 2007, sales to the specialty/dealer channel comprise 38.2% of year-to-date sales compared to 31.2% for the same period last year. Increased sales to the specialty/dealer channel is the primary factor for increased profitability in the Sporting Goods business segment. Management expects the Sporting Goods business to have flat revenues with increased profitability for fiscal 2007 compared to last year.

Revenues from the Office Products business segment were down 2.4% for the quarter and up 1.0% for the nine months ended October 6, 2007. Excluding the impact of foreign currency fluctuations, revenues from the Office Products business were down 5.5% for the quarter and 2.7% for the nine months ended October 6, 2007. Soft demand for office machines in North America is being offset in part by higher demand for professional and heavy duty paper shredders in Europe. Profitability in the Office Products business continues to be strong with operating income up 16.2% and 11.5% for the quarter and nine months ended October 6, 2007, respectively. Operating income is defined as Revenues less Cost of Goods Sold and Selling, General and Administrative costs and is deemed by management to be an important measure of the business segments overall performance. Management anticipates Office Product revenues for 2007 to be relatively unchanged from the prior year.

Robert J. Keller, President and Chief Executive Office of Escalade, Inc. stated: “With a stable of strong brands, including Stiga, Goalrilla, Bear Archery, and Intimus, we have the opportunity to invest in marketing and innovation to sustain profitable growth. In the future we will increase our investments in market research, along with training and development of people, to capitalize on the emerging needs of our consumers. We will also continue to consider acquisitions which complement our consumer brand strategy. While these changes will not happen overnight, we believe we have taken the right initial steps to shape the strategy, organization, and business processes required for long-term success.”

Escalade is a leading manufacturer and marketer of sporting goods and office/graphic arts products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Terry Frandsen Vice President and CFO at 812/467-1334.

FORWARD LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks, include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade’s ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade’s ability to control costs, general economic conditions, fluctuations in operating results, changes in the securities markets and other risks detailed from time to time in Escalade’s filings with the Securities 3 and Exchange Commission. Escalade’s future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to update these forward-looking statements after the date of this report.

ESCALADE, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(Unaudited, In Thousands Except Per Share Amounts)

	Three Months Ended		Nine Months Ended		Twelve Months Ended

	06 October 2007	07 October 2006	06 October 2007	07 October 2006	06 October 2007	07 October 2006

NET SALES	$60,687	$65,583	$144,684	$147,332	$188,817	$189,757

OPERATING EXPENSES
Cost of goods sold	45,086	49,023	100,997	104,684	134,135	133,048
Selling and administrative	9,509	10,650	30,047	31,434	38,531	40,421
Restructuring	—	—	—	—	—	(631)

OPERATING INCOME	6,092	5,910	13,640	11,214	16,151	16,919

OTHER INCOME (EXPENSE)
Interest expense	(714)	(862)	(2,183)	(1,926)	(2,893)	(2,283)
Other income (expense)	595	(310)	(472)	(565)	465	(283)

INCOME BEFORE INCOME TAXES	5,973	4,738	10,985	8,723	13,723	14,353

PROVISION FOR INCOME TAXES	(2,842)	(1,746)	(4,322)	(2,819)	(4,469)	(5,065)

NET INCOME	$3,131	$2,992	$6,663	$5,904	$9,254	$9,288

PER SHARE DATA
Basic earnings per share	$0.24	$0.23	$0.51	$0.45	$0.71	$0.71

Diluted earnings per share	$0.24	$0.23	$0.51	$0.45	$0.71	$0.70

Average shares outstanding	12,889	13,026	12,938	13,007	12,983	13,003

CONSOLIDATED CONDENSED BALANCE SHEET

(Unaudited, In Thousands)

	06 October 2007	07 October 2006	30 December 2006

ASSETS
Current assets	$99,195	$94,662	$74,470
Property, Plant & Equipment – net	20,206	20,290	20,657
Other assets	32,408	30,987	30,561
Goodwill	25,485	24,708	25,027

Total	$177,294	$170,647	$150,715

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$60,623	$59,545	$41,345
Other liabilities	28,755	29,045	23,655
Stockholders’ equity	87,916	82,057	85,715

Total	$177,294	$170,647	$150,715